Exhibit 10.26

Summary of Director Compensation
Director Fees
The compensation of the non-employee directors of Pinnacle Entertainment, Inc. (the “Company”), is paid in the form of an annual retainer, meeting and chair fees and stock-based awards. The fees that each non-employee director or committee chair received for his or her service are the following:

•	An annual retainer of $80,000;

•	An additional $20,000 retainer for the Chair of the Audit Committee;

•	An additional $20,000 retainer for the Chair of the Compensation Committee;

•	An additional $20,000 retainer for the Chair of the Corporate Governance and Nominating Committee;

•	An additional $50,000 retainer for the Lead Independent Director;

•
An attendance fee of $1,500 for each Board meeting or committee meeting (telephonic or in person), other than meetings of the Audit Committee (whether regularly scheduled meetings or special meetings); and

•	An attendance fee of $2,000 for each meeting of the Audit Committee (whether regularly scheduled or special meetings).

Equity Grants
In 2017, Pinnacle granted 10,000 restricted stock units to each non-employee director who was then serving. The restricted stock units vest on the first anniversary of the date of grant on May 1, 2018.